EXHIBIT 3.7

A0668358

ENDORSED - FILED

In the office of the Secretary of State

of the State of California

OCT 30 2007

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

The undersigned certify that:

1.	They are the President and the Secretary, respectively of ECOGATE, INC., a California corporation.

2.	Article 1 of the Articles of Incorporation of this corporation is amended to read as follows:

The name of this corporation is: CAREVIEW COMMUNICATIONS, INC.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the Corporation is 825,909 and the number of shares voting in favor of the amendment was 702,022 (or 85%). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: September 28, 2007

/S/ STEVE JOHNSON
Steve Johnson, President

/S/ JOHN R. BAILEY
John R. Bailey, Secretary